             As filed with the Securities and Exchange Commission
                                on May 3, 2000


                                                       Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   FORM S-8

                            REGISTRATION STATEMENT

                                     Under

                          The Securities Act of 1933

                                  ALCOA INC.
              (Exact name of issuer as specified in its charter)

     Pennsylvania                                  25-0317820
(State of Incorporation)                (I.R.S. Employer Identification No.)

                 201 Isabella Street, Alcoa Corporate Center,
                      Pittsburgh, Pennsylvania 15212-5858
          (Address of principal executive office, including zip code)

  REYNOLDS METALS COMPANY SAVINGS AND INVESTMENT PLAN FOR SALARIED EMPLOYEES
           REYNOLDS METALS COMPANY SAVINGS PLAN FOR HOURLY EMPLOYEES
                            EMPLOYEES SAVINGS PLAN
                            (Full Titles of Plans)

                Denis A. Demblowski,
                Secretary and Senior Counsel
                201 Isabella Street, Alcoa Corporate Center,
                Pittsburgh, Pennsylvania  15212-5858
                    (Name and address of agent for service)

             Telephone number of agent for service (412) 553-3856

CALCULATION OF REGISTRATION FEE


                                      Proposed    Proposed
Title of                              Maximum     Maximum
Securities        Amount              Offering    Aggregate         Amount of
to be             to be               Price Per   Offering          Registration
Registered        Registered(1)(2)    Share(3)    Price(3)          Fee

Alcoa Inc.        400,000
common stock,     shares
$1 par value                          $63.75      $25,500,000.00    $6,732.00

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of interests to be offered or sold pursuant to the Plans described herein. Of the total of 400,000 shares, 275,000 shares are allocated to the Reynolds Metals Company Savings and Investment Plan for Salaried Employees; 90,000 shares are allocated for Reynolds Metals Company Hourly Savings Plan; and 35,000 shares are allocated for the Employees Savings Plan.

(2) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Registrant's common stock reported in the consolidated reporting system on May 2, 2000

                               EXPLANATORY NOTE

         On May 3, 2000, Reynolds Metals Company became wholly owned by Alcoa Inc. and each outstanding share of Reynolds Metals Company common stock was converted into 1.06 shares of Alcoa common stock. This Registration Statement relates to 400,000 shares of Alcoa common stock, par value $1.00 per share, that may be issued from time to time under the Reynolds Metals Company Savings and Investment Plan for Salaried Employees, Reynolds Metals Company Savings Plan for Hourly Employees and the Employees Savings Plan.


                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 AND 2

         Documents containing information specified in Part I will be given or sent to employees in accordance with Rule 428(b)(1).


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Securities and Exchange Commission are incorporated herein by reference.

         (a) Alcoa's Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         (b) Annual Report on Form 11-K for the Reynolds Metals Company Savings and Investment Plan for Salaried Employees for the fiscal year ended December 31, 1998;

         (c) Annual Report on Form 11-K for the Reynolds Metals Company Savings Plan for Hourly Employees for the fiscal year ended December 31, 1998;

         (d) Annual Report on Form 11-K for the Employees Savings Plan for the fiscal year ended December 31, 1998;

         (e) All other reports filed by Alcoa or the Plans pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1999 or December 31, 1998, respectively; and

         (f) The description of Alcoa common stock contained under the heading "Description of Alcoa Capital Stock" in Alcoa's Registration Statement on
Form S-4 filed December 30, 1999 (File No. 333-93849).

         All documents filed by Alcoa or the Plans pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent any statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

ITEM 4.  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock to be issued in connection with the Plans will be passed upon by Denis A. Demblowski, Esq., Secretary and Senior Counsel of Alcoa. Mr. Demblowski is a participant in the stock option plan and various other employee benefit plans offered to employees of Alcoa.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article V of the By-laws of the Company provides that the Company shall indemnify, under specified circumstances, persons who were or are directors, officers or employees of the Company or who served or serve other business entities at the request of the Company. Under these By-law provisions, a person who is wholly successful in defending a claim will be indemnified for any reasonable expenses. To the extent a person is not successful in defending a claim, reasonable expenses of the defense and any liability incurred are to be indemnified under these provisions only where independent legal counsel or other disinterested person selected by the Board of Directors determines that such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and in addition with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Any expense incurred with respect to any claim may be advanced by the Company if the recipient agrees to repay such amount if it is ultimately determined that such recipient is not to be indemnified pursuant to Article V.


         The foregoing By-law provisions generally parallel Sections 1741 and 1745 of the Pennsylvania Business Corporation Law ("BCL"). Section 1746 and the By-laws both also provide that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled.

         Section 1746 of the BCL and the By-laws provide for increased indemnification protections for directors, officers and others. Indemnification may be provided by Pennsylvania corporations in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

         Section 1713 of the BCL also sets forth a framework whereby Pennsylvania corporations, with the approval of the shareholders, may limit the personal liability of directors for monetary damages except where the act or omission giving rise to a claim constitutes self-dealing, willful misconduct or recklessness. The section does not apply to a director's responsibility or liability under a criminal or tax statute and may not apply to liability under Federal statutes, such as the Federal securities laws.

         The Company's Articles and By-laws were amended by the shareholders to implement the increased protections made available to directors under the BCL as described in the preceding paragraph. Article VIII of the By-laws provides that, except as prohibited by law, every director of the Company shall be entitled as of right to be indemnified by the Company for expenses and any and all liability paid or incurred by such person by reason of such person being or having been a director of the Company. Expenses incurred with respect to any claim may be advanced by the Company, subject to certain exceptions. The shareholders have also approved a form of indemnity agreement. The Company has entered into such an indemnity agreement with each of its current directors.

         The Company has purchased a three year liability insurance policy with an aggregate limit of $100 million, with certain specified deductible amounts, for liability of directors and officers and reimbursement to the Company for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2000 and provides liability insurance and reimbursement coverage for the Company, and its directors and officers, which is permitted by the laws of Pennsylvania referred to above.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

ITEM 8.  EXHIBITS

Exhibit
Number                          Description

(4)      Alcoa's Articles of Incorporation (incorporated by reference to
         Exhibit 3(a) to Alcoa's Annual Report on Form 10-K for the year ended December 31, 1998).

(5)      Opinion of Denis A. Demblowski, Senior Counsel of the Company.

(15) Letter from Independent Public Accountants regarding unaudited financial information.

(23)(a)  Consent of PricewaterhouseCoopers LLP.

(23)(b)  Consent of Ernst & Young LLP.

(23)(c)  Consent of Counsel (included as part of Exhibit 5).

(24)     Powers of Attorney of certain officers and directors of the Company.


ITEM 9.  UNDERTAKINGS

         The Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions described in Item 6 above, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         With respect to the Reynolds Metals Company Savings and Investment Plan for Salaried Employees, a determination letter dated February 20, 1996, was obtained from the Internal Revenue Service (the "IRS") that the Plan, as amended and restated through June 30, 1994, is qualified under Section 401 of the Internal Revenue Code. The Registrant hereby undertakes that it will submit the Plan as subsequently amended to the IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan, as so amended and restated.

         With respect to the Reynolds Metals Company Savings Plan for Hourly Employees, a determination letter dated February 20, 1996, was obtained from the IRS that the Plan, as amended and restated effective September 1, 1993, is qualified under Section 401 of the Internal Revenue Code. The Registrant hereby undertakes that it will submit the Plan as subsequently amended to the

IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan, as so amended and restated.

         With respect to the Employees Savings Plan, a determination letter dated February 20, 1996, was obtained from the IRS that the Plan, as amended and restated effective July 1, 1994, is qualified under Section 401 of the Internal Revenue Code. The Registrant hereby undertakes that it will submit the Plan as subsequently amended to the IRS in a timely manner and will make all changes required by the IRS in order to qualify the Plan, as so amended and restated.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 3rd day of May, 2000.


                                       ALCOA INC.
                                      (Registrant)


                                    /s/ Robert F. Slagle
                                    -------------------------------
                                    Robert F. Slagle
                                    Executive Vice President -
                                    Human Resources and
                                    Communications


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


     Signature                 Title                         Date
     ---------                 -----                         ----

/s/ Alain J. P. Belda
----------------------
Alain J.P. Belda        President and
                        Chief Executive Officer
                        (Principal Executive Officer)         May 3, 2000

/s/ Richard B. Kelson
----------------------
Richard B. Kelson       Executive Vice President and          May 3, 2000
                        Chief Financial Officer
                        (Principal Financial Officer)
/s/ Timothy S. Mock
----------------------
Timothy S. Mock         Vice President and                    May 3, 2000
                        Controller
                        (Principal Accounting Officer)


Alain J.P. Belda, Kenneth W. Dam, Joseph T. Gorman, Judith M. Gueron, Sir Ronald Hampel, Hugh M. Morgan, John P. Mulroney, Paul H. O'Neill, Henry B. Schacht, Franklin A. Thomas and Marina v.N. Whitman, each as a Director, on May 3, 2000, by Denis A. Demblowski, their attorney-in-fact.

    /s/ Denis A. Demblowski
    ---------------------------
    Denis A. Demblowski
    Attorney-in-fact

         Pursuant to the requirements of the Securities Act of 1933, the Plans' Benefits Management Committee has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 3rd day of May, 2000.


                                    Alcoa Inc. Benefits Management Committee

                                    By:      /s/      Richard B. Kelson
                                            -----------------------------------
                                             Richard B. Kelson, Member



                                    By:      /s/      Robert F. Slagle
                                            -----------------------------------
                                             Robert F. Slagle, Member


                                     By:      /s/      William J. O'Rourke, Jr.
                                            -----------------------------------
                                              William J. O'Rourke, Jr., Member



                               INDEX TO EXHIBITS


Exhibit
Number                         Description

4         Alcoa's Articles of Incorporation (incorporated by reference to
          Exhibit 3(a) to Alcoa's Annual Report on Form 10-K for the year ended December 31, 1998).

5         Opinion of Denis A. Demblowski, Senior Counsel of the Company.

15 Letter from Independent Public Accountants regarding unaudited financial information.

23(a)     Consent of PricewaterhouseCoopers LLP.

23(b)     Consent of Ernst & Young LLP.

23(c)     Consent of Counsel (included in Exhibit 5).

24 Powers of Attorney for certain officers and directors of the Company.